Exhibit 99.5

POWER OF ATTORNEY

The undersigned hereby appoints Boone Pickens her true and lawful attorney-in fact and agent to execute and file with the Securities and Exchange Commission any Schedule 13D and any amendments to the foregoing and any related documentation which may be required to be filed in her individual capacity as a result of the undersigned’s beneficial ownership of, or participation in a group with respect to, securities of Clean Energy Fuels Corp. directly or indirectly beneficially owned by her or any of her affiliates, and granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing which she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof. The authority of Boone Pickens under this Power of Attorney shall continue with respect to the undersigned until the undersigned is no longer required to file Schedules 13D or amendments thereto with respect to securities of Clean Energy Fuels Corp. unless revoked earlier in writing.  The undersigned acknowledges that the attorney-in-fact appointed herein, in serving in this capacity at the undersigned’s request, is not assuming, nor is Clean Energy Fuels Corp. assuming, any of her responsibilities to comply with the Securities Exchange Act of 1934 or the rules and regulations thereunder.

Date: January 28, 2010

/s/ Madeleine Pickens
Madeleine Pickens